EXHIBIT 10.20
CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

GHOST LIFESTYLE LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
Dated as of December 31, 2024
THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.
CERTAIN OF THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ALSO ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, MANDATORY REDEMPTION PROVISIONS, OFFSET RIGHTS, AND OTHER TERMS AND CONDITIONS SET FORTH HEREIN.

    i

5.4	Officers	24
ARTICLE VI RIGHTS AND OBLIGATIONS OF MEMBERS		25
6.1	Limitation of Liability	25
6.2	Withdrawal; Resignation	25
6.3	Lack of Authority	25
6.4	Exculpation	25
6.5	Indemnification	26
6.6	Title to Company Assets	27
6.7	Investment Opportunities; Conflicts of Interest; Non-Compete	27
6.8	Confidentiality	29
6.9	Non-Disparagement	29
ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION		30
7.1	Records and Accounting	30
7.2	Tax Reports	30
7.3	Information Rights	30
7.4	Financial Statements	31
7.5	Indepedent Auditor	31
7.6	Restriction on Capitalization Information	31
ARTICLE VIII TAX MATTERS		31
8.1	Tax Returns	31
8.2	Tax Decisions	31
8.3	Tax Controversies	31
ARTICLE IX TRANSFER OF UNITS; REPURCHASE OF UNITS		33
9.1	Lock-Up	33
9.2	Additional Restrictions on Transfer	33
9.3	Transfer Fees and Expenses	33
9.4	Unit Repurchases	33

ARTICLE X MANDATORY REDEMPTION		34
10.1	Mandatory Redemption	34
10.2	Disputes	37
10.3	Operation of the Business	39
ARTICLE XI DISSOLUTION AND LIQUIDATION		39
11.1	Dissolution	39
11.2	Liquidation	39
11.3	Certificate of Cancellation	40
11.4	Reasonable Time for Winding Up	40
ARTICLE XII VALUATION		40
12.1	Valuation of Equity Securities	40
12.2	Valuation of Other Assets and Securities	40
ARTICLE XIII GENERAL PROVISIONS		40
13.1	Power of Attorney	40
13.2	Amendments	41
13.3	Specific Performance	41
13.4	Successors and Assigns	41
13.5	Severability	41
13.6	Counterparts; Binding Agreement	42
13.7	Governing Law	42
13.8	Consent to Jurisdiction; WAIVER OF JURY TRIAL	42
13.9	Notices; Address	42
13.10	Creditors	43
13.11	Further Action	44
13.12	Waivers	44
13.13	Entire Agreement	44
13.14	Survival	44
Schedules and Exhibits
SCHEDULE A        Members
SCHEDULE B        Officers
SCHEDULE C        Mandatory Redemption Enterprise Value Calculation
SCHEDULE D        Accounting Principles

SCHEDULE E        Sample Company EV Statement
SCHEDULE F        Minority Member Entities
SCHEDULE G        Mandatory Redemption Price Calculation

EXHIBIT 1            Distribution Agreement

GHOST LIFESTYLE LLC
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) of Ghost Lifestyle LLC, a Delaware limited liability company (the “Company”), is entered into as of December 31, 2024 (the “Effective Date”), by and among the Company, The American Bottling Company, a Delaware corporation (the “Managing Member”) and wholly owned subsidiary of Keurig Dr Pepper Inc. (“KDP”), the other Members of the Company named on Schedule A and each other Person who becomes a Member of the Company on or after the date hereof in accordance with this Agreement (collectively, including the Managing Member, the “Members”).
RECITALS
WHEREAS, the Company was formed on May 13, 2020 (the “Formation Date”) as a limited liability company pursuant to and in accordance with the Delaware Act (as defined herein) and by the filing of a Certificate of Conversion and a Certificate of Formation for the Company with the office of the Secretary of State of the State of Delaware and the execution of a Limited Liability Company Agreement, effective as of May 13, 2020 (the “Original LLC Agreement”);
WHEREAS, the Company and certain other parties (the “Original Members”) entered into that certain First Amended and Restated Limited Liability Company Agreement of the Company on July 13, 2020 (the “A&R LLC Agreement”) to amend and restate the Original LLC Agreement;
WHEREAS, the Company entered into that certain Amended and Restated Contribution and Merger Agreement by and among the Managing Member, Company, certain Members, Phantom Merger Sub I LLC, a Delaware limited liability company and wholly owned subsidiary of KDP (“Ghost Lifestyle Merger Sub”) and Sellers’ Representative (as defined in the Purchase Agreement), dated as of December 31, 2024 (the “Purchase Agreement”), pursuant to which, among other things, Ghost Lifestyle Merger Sub merged with and into the Company upon the filing of a Certificate of Merger with the office of the Secretary of State of the State of Delaware, with the Company surviving the merger; and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the A&R LLC Agreement is being amended and restated in its entirety, effective as of the date hereof, in order to, among other things, (i) provide for the admission of the Managing Member and any other Members as Members of the Company, (ii) provide for the management of the Company and (iii) set forth the respective rights and obligations of the Members generally.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the A&R LLC Agreement in its entirety as set forth in this Agreement.
Article I
DEFINITIONS; CONSTRUCTION
1.1Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings. Other capitalized and defined terms used but not defined below shall have the meaning ascribed to them herein.
“A&R LLC Agreement” has the meaning set forth in the recitals.
“Accounting Firm” has the meaning set forth in Section 10.2(c).
“Accounting Principles” has the meaning set forth in Schedule G.
“Adjusted Bad Leaver Per Unit Redemption Price” has the meaning set forth in Schedule G.
“Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price” has the meaning set forth in Schedule G.

“Adjusted EBITDA” has the meaning set forth in Schedule C.

“Adjusted Capital Account Deficit” means with respect to any Member, the amount by which the balance in such Member’s Capital Account as of the end of any Taxable “Year or other relevant time, is less than zero. For this purpose, such Member’s Capital Account balance shall be (i) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to Minimum Gain). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv)(d) and shall be interpreted consistently therewith.
“Adjusted Per Unit Redemption Price” has the meaning set forth in Schedule G.

“Advance” has the meaning set forth in Section 4.1(c).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, including any partner, member, stockholder or other equity holder of such particular Person or manager, director, or officer of such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” means any agreement, arrangement, transaction, or understanding between the Company and any Member or any Affiliate of a Member.

“Agreement” has the meaning set forth in the preamble.
“Annual Financial Statements” has the meaning set forth in Section 7.4.
“Applicable Tax Rate” means, with respect to the applicable calendar year and the taxable income in question, the rate determined by the Managing Member to be the sum of the highest maximum marginal federal, state and local income Tax rates then applicable to an individual resident of New York, New York (taking into account the character of the relevant taxable income and any deductibility of state and local income Tax for federal income Tax purposes).
“B-2 Repurchase Right” has the meaning set forth in Section 9.4(a).
“Bad Leaver” has the meaning set forth in Section 10.1(a).
“Bad Leaver Company Enterprise Value” has the meaning set forth in Schedule C.

“Bad Leaver Company Equity Value” has the meaning set forth in Schedule C.

“Bad Leaver Event” means, with respect to a Minority Member who is, or is an Affiliate of, a Key Employee, a termination of such Key Employee’s employment with KDP, the Company or any of their Affiliates (as applicable) (a) by such Key Employee without Good Reason prior to the Mandatory Redemption Date in the cases of [***] or prior to the eighteen (18) month anniversary of the date hereof in the case of , [***] or (b) by KDP, the Company or any of their Affiliates for Cause.

“Bad Leaver for Reputation Harm” has the meaning set forth in Section 10.1(a).
“Bad Leaver for Reputation Harm Company Enterprise Value” has the meaning set forth in Schedule C.

“Bad Leaver for Reputation Harm Company Equity Value” has the meaning set forth in Schedule C.

“Bad Leaver for Reputation Harm Per Unit Redemption Price” has the meaning set forth in Schedule G.

“Bad Leaver Per Unit Redemption Price” has the meaning set forth in Schedule G.

“Bad Leaver Repurchase Right” has the meaning set forth in Section 9.4(b).

“Base Rate” means, as of any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Book Value” means, with respect to any Company property, the amount at which such property is carried on the Company’s books for purposes of Section 704(b) of the Code and the Treasury Regulations thereunder.
“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of Illinois or the State of Texas are authorized or obligated to close.
“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.
“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit, in each case, as determined by the Managing Member.
“Cash” has the meaning set forth in Schedule C.
“Cause” means, [***].
“Certificate of Conversion” means that certain Certificate of Conversion of the Company filed with the Secretary of State of the State of Delaware on May 13, 2020, as may be amended and/or restated from time to time.
“Certificate of Formation” means that certain Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 13, 2020, as may be amended and/or restated from time to time.
“Class A Member” means a Member that holds Class A Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Class A Units, in each case, so long as such Person holds Class A Units.
“Class A Unit” means a Unit having the designations, preferences, obligations, and/or special rights specified with respect to a “Class A Unit” in this Agreement.
“Class B-1 Member” means a Member that holds Class B-1 Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Class B-1 Units, in each case, so long as such Person holds Class B-1 Units.
“Class B-1 Unit” means a Unit having the designations, preferences, obligations, and/or special rights specified with respect to a “Class B-1 Unit” in this Agreement.

“Class B-2 Member” means a Member that holds Class B-2 Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Class B-2 Units, in each case, so long as such Person holds Class B-2 Units.
“Class B-2 Unit” means a Unit having the designations, preferences, obligations, and/or special rights specified with respect to a “Class B-2 Unit” in this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor law thereto.
“Confidential Information” means all confidential or proprietary information or material, whether revealed orally, visually, or in tangible or electronic form, concerning the Company, KDP or any of their respective Subsidiaries, that is not generally known to the public, including know-how, employees, customers, vendors, pricing, confidential or proprietary business strategies and procedures, this Agreement and any of the transactions contemplated hereby, all information that is deemed “Confidential” pursuant to agreements with third parties, including license partners and vendors, and information regarding future business, development, sales and marketing plans and financial data.
“Company” has the meaning set forth in the preamble.
“Company Cash” has the meaning set forth in Schedule C.
“Company Enterprise Value” has the meaning set forth in Schedule C.

“Company Equity Value” has the meaning set forth in Schedule C.

“Company Indebtedness” has the meaning set forth in Schedule C.
“Company Income Amount” has the meaning set forth in Section 4.1(a).
“Company Working Capital” has the meaning set forth in Schedule C.
“Covered Person” has the meaning set forth in Section 6.4(a).
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., and any successor to the Delaware Act, as may be amended from time to time.
“Dispute Notice” has the meaning set forth in Section 10.2(b).
“Disability” means, [***].
“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: (i) any redemption or repurchase by the Company of any Equity Securities of the Company, (ii) any recapitalization, exchange or conversion of Equity Securities of the Company, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of Equity Securities of the Company. For the avoidance of doubt, customary cash pooling arrangements between the Managing Member and its Affiliates, on the one hand, and the Company and its Subsidiaries on the other hand, shall not constitute a Distribution.
“EBITDA” has the meaning set forth in Schedule C.
“Effective Date” has the meaning set forth in the preamble.
“Employee Member” has the meaning set forth in Section 6.7.
“Employment Agreements” means, with respect to each Key Employee, each Employment Agreement, by and between the Company and such Key Employee, as applicable, dated as of October 23, 2024.
“Escrow Agent” means JPMorgan Chase Bank, N.A. or any other nationally recognized escrow agent reasonably determined by the Managing Member.
“Equity Securities” means (i) Units, capital stock, partnership, membership or limited liability company interests or other equity interests in the Company (including, without limitation, Class A Units, Class B-1 Units and Class B-2 Units or other classes, groups or series thereof having such relative rights, powers, duties and/or obligations as may from time to time be established by the Managing Member, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of Units and other equity interests in the Company), any of its Subsidiaries or any of their respective successors, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Equity Securities of the Company, any of its Subsidiaries or any of their respective successors and (iii) warrants, options or other rights to purchase or otherwise acquire Equity Securities of the Company, any of its Subsidiaries or any of their respective successors.
“Event of Bankruptcy” with respect to any Person means: (i) the entry of a decree or order for relief by a court of competent jurisdiction adjudging such Person bankrupt or insolvent, or approving as properly filed a petition seeking adjustment or composition of or in respect of such Person under the U.S. Bankruptcy Code or any state or foreign Law relating to bankruptcy or insolvency, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of all or a substantial part of the property of such Person, ordering the winding up or liquidation of the affairs of such Person, which decree or order remains unstayed and in effect for a period of sixty (60) consecutive calendar days; (ii) the institution by such Person of proceedings to be adjudged bankrupt or insolvent, or the consent by such Person to the institution of bankruptcy or insolvency proceedings against him, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under the U.S. Bankruptcy Code or any other applicable Law or the consent by such Person to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of all or a substantial part of the property of such Person; or (iii) that a custodian, other than a trustee, receiver or agent appointed or authorized to take charge of less than substantially all of the Person’s property for the purpose of enforcing an encumbrance against such property, was appointed or took possession of the property of such Person in furtherance of any such appointment or taking of possession.
“Event of Withdrawal” means with respect to any Member: (i) the assignment of all of the Member’s Units and Equity Securities of the Company; (ii) the withdrawal or resignation of the Member from the Company; (iii) the complete termination, liquidation or dissolution of the Member; or (iv) an Event of Bankruptcy with respect to the Member; in each case whether or not the same occurs in accordance with the provisions of this Agreement.
“Exempt Transfer” has the meaning set forth in Section 9.1.
“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XII.
“Family Group” means, as to any Person, (i) such Person’s spouse, descendants (whether natural or adopted), parents and siblings, (ii) any trust solely for the benefit of such Person and/or such Person’s spouse, descendants, parents and/or siblings and (iii) any partnerships or limited liability companies where the only partners or members are such Person and/or such members of such Person’s Family Group as described in clauses (i) and (ii) of this definition.
“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Managing Member.
“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Managing Member.
“Formation Date” has the meaning set forth in the recitals.
“Good Reason” means, [***].
“Ghost Beverages Purchase Agreement” means that certain Amended and Restated Merger Agreement, dated as of December 31, 2024, by and among the Managing Member, Ghost Beverages, LLC, a Delaware limited liability company, Phantom Merger Sub II LLC, a Delaware limited liability company and Sellers’ Representative (as defined therein).
“Governmental Entity” means any (i) federal, state, provincial, local, municipal, foreign, or other government; (ii) governmental or quasi-governmental authority or self-regulated organization of any nature (including any governmental agency, branch, bureau, department, instrumentality, political subdivision, official, or entity and any arbitrator, court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, of competent jurisdiction.
“Indebtedness” has the meaning set forth in Schedule C.

“Income Tax” means any Tax that is based on, or computed with respect to, income or earnings (and any franchise Tax or Tax on doing business imposed in lieu thereof), including any interest, penalty or addition thereto.
“Imputed Underpayment Amount” shall mean the underpayment of tax, interest, and penalties as the result of a final IRS Final Partnership Audit Adjustment within the meaning of Section 6225 of the Code paid (or payable) by the Company.
“Item of Dispute” has the meaning set forth in Section 10.2(b).
“KDP Parties” has the meaning set forth in Section 6.7(a).
“Key Employee” means [***].
“Law” means all laws, statutes, regulations, rules, codes, orders, judgments, decrees, ordinances and other requirements or rules of law of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision of any Governmental Authority.
“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, determined or determinable, or otherwise, on or off-balance sheet, and whether arising in the past, present or future.
“Lien” means any claim, community property interest, condition, equitable interest, option, mortgage, easement, encroachment, right of way, right of first refusal, pledge, lien (statutory or otherwise), encumbrance, charge or other security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Lock-Up Period” has the meaning set forth in Section 9.1.

“Losses” means items of Company loss and deduction determined according to Section 3.5(b).
“Managing Member” has the meaning set forth in the preamble.
“Mandatory Redemption Date” has the meaning set forth in Section 10.1(a).
“Mandatory Redemption Enterprise Value” has the meaning set forth in Schedule C.
“Mandatory Redemption Purchaser” has the meaning set forth in Section 10.1(a).
“Measurement Time” means 11:59 p.m. Eastern Time on December 31, 2027.
“Members” has the meaning set forth in the preamble.

“Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Treasury Regulations § 1.704-2(b)(2) and as computed pursuant to Treasury Regulations § 1.704-2(d).
“Minority Member” means any Person that holds a Minority Unit.
“Minority Member Consent Threshold” has the meaning set forth in Section 5.1(d).
“Minority Members Representative” means [***].
“Minority Members Transaction Expenses” has the meaning set forth in Schedule G.

“Minority Units” means, collectively, the Class B-1 Units and Class B-2 Units.
“[***] Deficit Amount” has the meaning set forth in Section 10.1(f)(i).
“[***] Preferred Amount” has the meaning set forth in Section 10.1(f)(i).
“[***] Reallocated Amount” has the meaning set forth in Section 10.1(f)(ii).
“[***] Special Units” has the meaning set forth in Section 10.1(f)(i).
“New Securities” has the meaning set forth in Section 3.4.
“Operating Committee” shall mean one or more individuals who are appointed to serve on the Operating Committee by the Managing Member. Initially, the members of the Operating Committee shall be [***].
“Original LLC Agreement” has the meaning set forth in the recitals.
“Original Members” has the meaning set forth in the recitals.
“Other Minority Members” has the meaning set forth in Section 10.1(f)(ii).
“Partnership Representative” has the meaning set forth in Section 8.3.
“Partnership Tax Audit Rules” means Subchapter C of Chapter 63 of Subtitle F of the Code (and the Treasury Regulations or other administrative guidance promulgated thereunder).
“Paying Agent” means Computershare Trust Company, N.A. and Computershare Inc., or any other Person determined by the Managing Member.
“Percentage Sharing Interest” means, as of any time of determination, with respect to each Member, an amount equal to the quotient (expressed as a percentage) obtained by dividing (i) the number of Units issued and outstanding and held of record by such Member, as applicable, by (ii) the aggregate number of issued and outstanding Units. Each Member’s Percentage Sharing Interest is as set forth on Schedule A, as may be updated from time to time by the Managing Member.

“Permitted Transferee” means (i) with respect to any Member that is an individual, (A) to any Person who qualifies as a member of such Member’s Family Group if, and only if, the proposed Transfer is being made solely for bona fide estate planning purposes; provided that (x) such Member retains control of all voting and consent rights with respect to such Member’s Units held as of the date hereof and retains at least [***] of the economic rights with respect to such Member’s Units held as of the date hereof or (y) such Member has received prior written consent of the Managing Member or (B) to any entity that is wholly owned and controlled by such Member, (ii) with respect to any Member that is not an individual, to any wholly-owned Affiliate controlled by such Member and (iii) with respect to the Managing Member, to any majority owned Affiliate thereof. For purposes of this definition, a Transfer by a Minority Member entity shall be treated as a Transfer by the individual set forth opposite such Minority Member entity set forth on Schedule F.
“Person” means an individual, a general partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.
“Per Unit Minority Members Transaction Expenses” has the meaning set forth in Schedule G.

“Per Unit Redemption Price” has the meaning set forth in Schedule G.

“Per Unit Repurchase Price” has the meaning set forth in Section 9.4(a).
“Pre-Mandatory Redemption Tax Liability Amount” has the meaning set forth in Schedule C.
“Pre-Mandatory Redemption Tax Period” means any Tax period ending on or before the Mandatory Redemption Date.
“Profits” means items of Company income and gain determined according to Section 3.5(b).
“Purchase Agreement” has the meaning set forth in the recitals.
“Quarterly Reports” has the meaning set forth in Section 7.4.
“Redemption Price Calculation” has the meaning set forth in Section 10.2(a).
“Regulatory Allocations” has the meaning set forth in Section 4.3(e).
“Representatives” means, in relation to any Person, any of its directors, managers, officers, employees, agents, Affiliates, legal counsel, financial advisors and other representatives.
“Repurchase Date” has the meaning set forth in Section 9.4(c).
“Repurchase Notice” has the meaning set forth in Section 9.4(c).

“Repurchase Rights” has the meaning set forth in Section 9.4(b).
“Restricted Cash” has the meaning set forth in Schedule C.
“Review Period” has the meaning set for in Section 10.2(b).
“Sample Company EV Statement” means an illustrative sample calculation of (i) Company Working Capital, (ii) Company Cash, and (iii) Company Indebtedness, in each case as of June 30, 2024 and as set forth on Exhibit F, including the classification of asset and liability line items and general account ledgers. The Sample Company EV Statement shall be calculated in accordance with the Accounting Principles.
“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.
“Subsidiary” means, with respect to any particular Person, any other Person which (i) if such particular Person is a corporation, a majority of the total voting power of shares of stock to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such other Person, or (ii) if such particular Person is a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such other Person. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Target Company Working Capital” has the meaning set forth in Schedule C.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any transferee liability, any “imputed underpayment amount” within the meaning of Section 6225 of the Code, and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Distribution” has the meaning set forth in Section 4.1(a).
“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2.

    “Transaction Expenses” has the meaning set forth in Schedule C.
“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other transfer or disposition (including any spin-off, hedging or derivative transaction or other transaction that, in each case, hedges or transfers, in whole or in part, the economic consequences of ownership, or otherwise) of any Equity Securities or any legal, beneficial or economic interest therein, whether or not for value and whether voluntary or involuntary or by operation of Law or by transfer of any economic or ownership interest in any Person, directly or indirectly, beneficially owning such Equity Securities and the causing of any such acts. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Treasury Regulations” means those regulations promulgated by the U.S. Department of the Treasury pursuant to authority of the Code or any other revenue law of the United States of America, as issued or amended from time to time.
“Unit” means a Unit representing a fractional part of the interests in Profits, Losses and Distributions of the Company and shall include the Class A Units, Class B-1 Units and Class B-2 Units; provided that any class, group or series of Units issued shall have the relative rights, powers and obligations set forth in this Agreement.
1.2Other Interpretive Provisions.
(a)Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) the term “including” or “includes” is not limiting and means “including without limitation”; (v) the words “hereof,” “hereto,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, covenant or term of this Agreement; (vi) section, clause, Exhibit and Schedule references are to this Agreement unless otherwise specified; (viii) specific or general references to any Law mean such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; (ix) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement; (x) “Dollars” and “$” shall mean United States Dollars; (xi) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and shall be counted from the day immediately following the date from which such number of days is to be counted; (xii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from times time in accordance with the terms thereof and, if applicable, the terms hereof; and (xiii) unless otherwise expressly provided in this Agreement, any and all decisions made by the Managing Member shall be made in its sole discretion in good faith. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(b)The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement, therefore, this Agreement will have deemed to be drafted by each of the parties, and no rule of construction will be invoked respecting the authorship of this Agreement.
(c)Notwithstanding certain corporate similarities created under this Agreement with respect to the management of the Company, except as expressly provided in this Agreement, (i) the Members and the Company, by using such corporate similarities, do not intend to incorporate any provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or any other corporate law, rule or regulation into this Agreement, in each case, as amended or otherwise updated from time to time, and intend that the management of the Company shall be governed by terms expressly set forth in this Agreement and (ii) the Company is subject to and governed by the provisions of the Delaware Act, and not any provisions of the DGCL or any other corporate law, rule or regulation.
Article II
ORGANIZATIONAL MATTERS
2.1Formation of the Company. The Company was formed as a Delaware limited liability company under and pursuant to the Delaware Act by the execution and filing with the office of the Secretary of State of the State of Delaware the Certificate of Conversion and Certificate of Formation of the Company under and pursuant to the Delaware Act and the execution of the Original LLC Agreement.
2.2Agreement; Members.
(a)The Members hereby (i) adopt this Agreement and amend and restate the A&R LLC Agreement in its entirety as provided herein, and (ii) agree that during the term of the Company, the rights, duties and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement, as may be amended from time to time, and, except as otherwise set forth herein, the Delaware Act; provided that, notwithstanding the foregoing, Section 18-305 of the Delaware Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply or be incorporated into this Agreement and no Member shall have any dissenter’s, appraisal or other similar rights as contemplated by Section 18-210 of the Delaware Act.
(b)The names and mailing addresses of each Member shall be listed on Schedule A. The Company shall, and the Managing Member or any officer of the Company is authorized to, amend Schedule A from time to time as necessary to ensure the accuracy of the information required to be included therein in accordance with the terms hereof.
2.3Name of the Company. The name of the Company is “Ghost Lifestyle LLC.” The Managing Member may change the name of the Company at any time and from time to time. The Company’s business may be conducted under such name or any other name permitted by the Delaware Act as the Managing Member may determine from time to time.
2.4Purpose of the Company. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Delaware Act.
2.5Principal Office. The Company shall have its principal office at [***] or such other place or places as the Managing Member may designate. The Managing Member may, from time to time, establish such other offices or places of business for the Company as the Managing Member may deem appropriate.
2.6Registered Office and Registered Agent. The registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate of

Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by applicable Law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate of Formation or such Person as the Managing Member may designate from time to time in the manner provided by applicable Law.
2.7Term of the Company. The existence of the Company commenced on the Formation Date and shall continue until termination and dissolution of the Company in accordance with the provisions of this Agreement.
2.8No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.8, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, as applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
Article III
UNITS; CAPITAL CONTRIBUTIONS
3.1Units.
(a)Classes and Series of Units. As of the date of this Agreement, the Company has authorized the following Units: Class A Units, Class B-1 Units and Class B-2 Units. The Company shall be authorized to issue and sell Units (including additional classes of Units) in accordance with the terms and conditions of this Agreement. Schedule A sets forth the number of Units held by each Member as of the date of this Agreement. Schedule A incorporates and supersedes any and all interests of the Original Members pursuant to the A&R LLC Agreement.
(b)Voting. Each Class A Member shall be entitled to one vote per Class A Unit on all matters to be voted on by the Members. Except as otherwise provided under Section 3.4 and Section 5.1(d), none of the Class B-1 Members nor Class B-2 Members shall have any voting rights with respect to such Class B-1 Units or Class B-2 Units, as applicable, under this Agreement or the Delaware Act.
3.2No Additional Capital Contributions. Notwithstanding anything to the contrary in this Agreement, (a) no Member shall be required to make any additional Capital Contributions to the Company without the written consent of such Member nor shall any Member be required to loan or advance money to the Company without the written consent of such Member, which such consents may be granted or withheld in such Member’s sole discretion and (b) no Member shall have the right to make any additional Capital Contributions or any loan to the Company without the written consent of the Managing Member.
3.3Additional Members. Subject to Article IX, the Company may admit one or more additional members of the Company on such terms and conditions as may be approved by the Managing Member in writing. As a condition to the admission of a Person as an additional member pursuant to this Section 3.3, such Person shall (i) execute a counterpart signature page to this Agreement and expressly undertake to be bound by all obligations and liabilities under this

Agreement applicable to a holder of such Units and (ii) take such actions and execute such documents as may be reasonably requested by the Managing Member.
3.4Issuance of Additional Units. Subject to the limitations contained in Section 5.1(d), the Company (with the approval of the Managing Member) shall have the right to issue one or more additional classes of voting or non-voting Units in the Company (the “New Securities”). Subject to the limitations contained in Section 5.1(d), the Managing Member shall determine the terms and conditions applicable to such New Securities and shall be permitted to amend this Agreement (including the distribution provisions) to reflect the issuance of such New Securities in accordance with the terms of this Agreement. The Company shall, and the Managing Member and any officer of the Company is authorized to, amend Schedule A to reflect the issuance of such New Securities.
3.5Capital Accounts.
(a)Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Managing Member may, upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company property; provided, that the Company shall increase or decrease the Capital Accounts in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and (g) to reflect a revaluation of the Company property in connect with the transactions contemplated by the Purchase Agreement. Without limiting the foregoing, each Member’s Capital Account shall be adjusted:
(i)by adding any additional Capital Contributions made by such Member in consideration for the issuance of Units;
(ii)by deducting any amounts paid to such Member in connection with the redemption or other repurchase by the Company or the Managing Member of Units;
(iii)by adding any Profits allocated to such Member and subtracting any Losses allocated to such Member; and
(iv)by deducting any distributions paid in cash or other assets to such Member by the Company.
(b)Computation of Income, Gain, Loss and Deduction Items. For purposes of computing the amount of any item of the Company income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:
(i)The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.
(ii)If the Book Value of any of the Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be accounted for as a gain or loss from the disposition of such property.

(iii)Items of income, gain, loss or deduction attributable to the disposition of the Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
(iv)Items of depreciation, amortization and other cost recovery deductions with respect to the Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
(v)To the extent an adjustment to the adjusted tax basis of any the Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
(vi)To the extent that the Company distributes any asset in kind to the Members, the Company shall be deemed to have realized Profits or Losses thereon in the same manner as if the Company had sold such asset for an amount equal to the Fair Market Value of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject.
3.6Negative Capital Accounts. If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore such negative balance or to make any Capital Contributions to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.
3.7No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contribution or Capital Account or to receive any Distributions from the Company, except as expressly provided herein.
3.8Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions.
3.9Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value and any resulting gain or loss shall be treated as an item of Profits or Losses in accordance with Section 3.5(b)(vi). In the event any such distribution is not made on a pro rata basis among the Class A Units and the Minority Units, the Company Equity Value, the Bad Leaver Company Equity Value or the Bad Leaver for Reputation Harm Company Equity Value, as applicable, shall be increased based on the Fair Market Value of the distributed property.
3.10Compliance with Section 1.704-1(b). The provisions, covenants and terms of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Managing Member in its sole discretion may modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Member), are computed.
3.11Transfer of Capital Accounts. The original Capital Account established for each substituted Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such substituted Member succeeds, at the time such substituted Member is admitted to the Company. The Capital Account of any Member shall be increased or decreased by means of the transfer to it of all or part of the Units of another Member. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member transferred to such Member.
3.12No Interest on Capital Account. No Member shall be paid interest on its Capital Account.
Article IV
DISTRIBUTIONS AND ALLOCATIONS;
REDEMPTION AND CONVERSIONS
4.1Distributions.
(a)Tax Distributions. Subject to any restrictions in any of the Company’s and/or its Subsidiaries’ then applicable debt-financing arrangements or applicable Law and the Managing Member’s reasonable discretion to retain any amounts reasonably necessary to conduct the Company’s business, satisfy its obligations and maintain appropriate reserves, the Company shall distribute to each Member an amount of cash (a “Tax Distribution”) which equals the product of, if positive, (1) the Company Income Amount allocated to such Member pursuant to this Agreement for such Taxable Year, treating, for this purpose, the first Taxable Year of the Company as beginning on the day following the Closing Date (as defined in the Purchase Agreement), multiplied by (2) the Applicable Tax Rate.
(i)The term “Company Income Amount,” which shall be allocated to a Member for a Taxable Year, shall be an amount equal to the net taxable income of the Company for such Taxable Year allocated to the Member with respect to its Units pursuant to this Agreement (provided that in no event shall such calculation include any taxable income for any period prior to the effective date of this Agreement or any tax liability relating thereto), minus any net taxable loss of the Company allocated to the Member pursuant to this Agreement for any prior Taxable Year not previously taken into account for purposes of this Section 4.1(a), to the extent such losses would be available under the Code to offset income of the Members (or, as appropriate, the direct or indirect partners or members of the Member) determined as if income and loss from the Company was the only income and loss of such Member (or, as appropriate, the direct or indirect partners or members of such Member) in such Taxable Year and all prior Taxable Years. For the avoidance of doubt, the Company Income Amount shall be determined taking into account any items of taxable income, gain, loss and deduction allocable as a result of Code Section 743 or Code Section 704(c).
(ii)Tax Distributions shall be made to the Members on an estimated basis quarterly as determined by the Managing Member and subject to the conditions set forth in this Section 4.1(a). The Managing Member shall adjust subsequent Tax Distributions up or down to reflect any variation between such estimated quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 4.1(a) based on subsequent Tax information. In the event that the funds legally available for any Tax Distribution to be made hereunder are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under this Section 4.1(a), the amount of funds available for distribution pursuant to Section 4.1(a)(i) shall be distributed to the Members on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 4.1(a) if funds were available in a sufficient amount to make such Distribution in full). At any time thereafter when additional funds of the Company are available for Distribution pursuant to

Section 4.1(a)(i), such funds shall be immediately distributed to the Members on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 4.1(a) if funds would have existed in a sufficient amount to make such Tax Distribution in full) such that the Members have received the distributions they would have been entitled to if sufficient funds were available to make the distributions required by Section 4.1(a). The Managing Member, in its discretion, may adjust the amount of Tax Distributions made under this Section 4.1(a) consistent with the purposes of this provision, which is to provide the Members with sufficient liquidity to fund their tax liabilities incurred as a result of ownership of the Company.
(iii)Tax Distributions shall be treated as advances against Distributions pursuant to Section 4.1(b) or the payment of the Adjusted Per Unit Redemption Price, the Adjusted Bad Leaver Per Unit Redemption Price or the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, and as further described in Section 4.1(c).
(b)Other Distributions. The Company may make Distributions to any Member or Members holding a class of Units at such times and amounts as are determined from time to time by the Managing Member; provided that, any Distributions of cash to the Managing Member prior to Mandatory Redemption shall be only be made as a Tax Distribution or at times when (A) Tax Distributions for all prior quarters after the date hereof have been made to Members (even if paid late) and (B) the Managing Member reasonably determines that making such Distribution is not likely to impair the Company’s ability to make Tax Distributions in the following quarter.
(c)Treatment of Tax Distributions and Other Distributions. Any Distribution to any Member made pursuant to the foregoing Section 4.1(a) or Section 4.1(b) prior to the Measurement Time shall increase the Company Equity Value, the Bad Leaver Company Equity Value or the Bad Leaver for Reputation Harm Company Equity Value, as applicable, on a dollar-for-dollar basis as contemplated in (and without duplication of) the definition of Company Cash. Any Distribution (including any Tax Distribution) that is made to a Minority Member shall be treated as an advance (an “Advance”) against and shall reduce any Distributions (other than Tax Distributions) to which a such Member is otherwise entitled hereunder and (without duplication) any amounts otherwise payable to such Minority Member in connection with the Mandatory Redemption. For the avoidance of doubt, Advances shall not be double-counted, including in the calculation of the Company Equity Value, the Bad Leaver Company Equity Value or the Bad Leaver for Reputation Harm Company Equity Value.
4.2Allocations. Except as otherwise provided in Section 4.2, Profits and Losses for any Taxable Year shall be allocated among the Members in such a manner that, as of the end of such Taxable Year, (a) the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Minimum Gain, and (iii) such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be equal to (b) the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under the Delaware Act, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value and (ii) distribute the proceeds of liquidation pursuant to Section 11.2.
4.3Special Allocations.
(a)Partner Nonrecourse Debt Minimum Gain Chargeback. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as determined pursuant to Treasury Regulations (or otherwise Section 1.704-2(i)(3)), each Member that has a share of such partner nonrecourse debt minimum gain shall be specially allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in partnership nonrecourse debt minimum gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(b)Nonrecourse Deductions and Minimum Gain Chargeback. The Company nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each Member ratably among such Members based upon the manner in which Profits are allocated among the Members for such Taxable Year. Member nonrecourse deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be specially allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in the Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(b) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.
(c)Qualified Income Offset. If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)Allocation of Certain Profits and Losses. Profits and Losses described in Section 3.5(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).
(e)Regulatory Allocations. The allocations set forth in Sections 4.2(a)-(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, Profits and Losses shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year there is a decrease in Minimum Gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 4.3(a) or Section 4.3(b) would cause a distortion in the economic arrangement among the Members, the Members shall (at the election of the Managing Member), if the Managing Member does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.
(f)Excess Nonrecourse Liabilities. For purposes of determining a Member’s share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), except as otherwise determined by the Managing Member, the Member’s share of Profits will be deemed to be in proportion to such Member’s ownership of Units.
4.4Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the Managing Member may, if permitted by applicable Law, allocate any corresponding Profit or Loss to the Member who recognizes such item in order to reflect the Member’s economic interest in the Company.
4.5Tax Allocations.
(a)Allocations Generally. Except as provided in Section 4.5(b), the income, gains, losses and deductions of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)Code Section 704(c) Allocations. Items of Company taxable income, gain, loss and deduction (including, for the avoidance of doubt, remedial allocations if applicable) with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the Treasury Regulations thereunder so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value using any method permitted under Treasury Regulation Section 1.704-3 as determined by the Managing Member. In addition, if the Book Value of any Company asset is adjusted, then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any method permitted under Treasury Regulation Section 1.704-3 as determined by the Managing Member.
(c)Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).
(d)Effect of Allocations. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions (other than Distributions pursuant to Section 4.1(a)) or other Company items pursuant to any provision, covenant or term of this Agreement.

4.6Indemnification and Reimbursement for Payments on Behalf of a Member. The Company is authorized to deduct and withhold from any Distribution hereunder such amounts as it is required to deduct and withhold under applicable law, and any amounts so deducted and withheld shall be treated as distributed to the Person in respect of whom such deduction and withholding was made. If the Company (a) is required by Law to make any payment to a Governmental Entity (including any Tax, but not including any Imputed Underpayment Amount included in the definition of Tax) that is specifically attributable to a Member or a Member’s status as such (including, without limitation, federal withholding taxes, state personal property taxes, and state unincorporated business taxes), or (b) incurs any loss attributable to a Member’s breach of any of its covenants contained in Section 8.3(b), then such Member shall indemnify and contribute to the Company in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may (and prior to making any claim for indemnification pursuant to this Section 4.6 against any Person who is a Member at the time of such potential indemnification claim, shall) offset any Distribution (other than a Tax Distribution) or such portion of the Per Unit Redemption Price, the Bad Leaver Per Unit Redemption Price or the Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.6 and against the portion of any Imputed Underpayment Amount attributable to a Member. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.6 shall survive the termination, dissolution, liquidation and winding up of the Company and the termination of such Member’s membership in the Company, and for purposes of this Section 4.6, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.6, including instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each Fiscal Quarter.
4.7Ghost Beverages Purchase Agreement Matters.

(a)Upon finalization of the Adjustment Amount (as defined in the Ghost Beverages Purchase Agreement) pursuant to the Ghost Beverages Purchase Agreement:
(i)if the Adjustment Amount is a positive number, the Managing Member shall, within 10 Business Days after receipt by the Company of such portion of the Adjustment Amount payable to the Company pursuant to Section 2.06(c)(i) of the Ghost Beverages Purchase Agreement, cause the Company to distribute to the Managing Member, in a non-pro rata Distribution, an amount in cash equal to the Adjustment Amount; provided that such Distribution to the Managing Member shall not increase the Company Equity Value, the Bad Leaver Company Equity Value or the Bad Leaver for Reputation Harm Company Equity Value, as applicable; and
(ii)if the Adjustment Amount is a negative number, the Managing Member shall, within 10 Business Days after receipt by the Managing Member of the Adjustment Amount payable to the Managing Member pursuant to Section 2.06(c)(ii) of the Ghost Beverages Purchase Agreement, make a Capital Contribution in an amount in cash equal to the absolute value Adjustment Amount to the Company; provided that the Managing Member shall not receive any New Securities in exchange for such Capital Contribution.
(b)Following any release of Indemnity Escrow Funds (as defined in the Ghost Beverages Purchase Agreement) pursuant to Section 9.05 thereof (the “GB Escrow Proceeds”):

(i)the Managing Member shall, within 10 Business Days after receipt by the Company of such portion of the GB Escrow Proceeds payable to the Company pursuant to Section 9.05 of the Ghost Beverages Purchase Agreement (the “Company Escrow Proceeds”), cause the Company to distribute to the Managing Member from the Company Escrow Proceeds, in a non-pro rata Distribution, an amount in cash equal to the aggregate of any amounts payable to the Managing Member pursuant to Section 9.05 of the Purchase Agreement as of such date that is unpaid as of such date and that is in excess of the Indemnity Escrow Funds (as defined in the Purchase Agreement) in the Indemnity Escrow Account (as defined in the Purchase Agreement);
(ii)the Managing Member shall, within 10 Business Days after receipt by the Company of the Company Escrow Proceeds, deposit with the Escrow Agent under the Purchase Agreement, from the Company Escrow Proceeds, an amount in cash equal to the aggregate amount of any Pending Claims that is in excess of the Indemnity Escrow Funds (as defined in the Purchase Agreement) in the Indemnity Escrow Account (as defined in the Purchase Agreement), which funds in escrow shall be subject to and released pursuant to the applicable provisions of the Purchase Agreement; and
(iii)the Managing Member shall, within 10 Business Days after receipt by the Company of the Company Escrow Proceeds, pay to the Sellers Representative for distribution to the Seller Parties (as defined in the Purchase Agreement) in accordance with their Indemnity Percentage Allocation (as defined in the Purchase Agreement) the remainder of such Company Escrow Proceeds taking into account any reduction pursuant to the foregoing clauses (i) or (ii).
Notwithstanding anything to the contrary herein, such receipt of Company Escrow Proceeds or Distribution, deposit or payment thereof, as contemplated by the foregoing clauses (i)-(iii) shall not increase the Company Equity Value, the Bad Leaver Company Equity Value or the Bad Leaver for Reputation Harm Company Equity Value, as applicable.
Article V
MANAGEMENT
5.1Management of the Company.
(a)The business and affairs of the Company shall be managed by the Managing Member. Subject to the provisions of this Agreement, the management, control and operation of the Company shall be vested exclusively in the Managing Member, and no other Member shall have any authority or right to participate in or exercise control or management power over the business and affairs of the Company. Subject to its obligations in this Agreement (including Section 5.1(d)), the Managing Member shall have full power and authority and absolute discretion to do all things deemed necessary or desirable by it to conduct the business of the Company on behalf and in the name of the Company, including with respect to the management of, and the exercise of, all voting rights associated with the Company’s ownership of securities (including the nomination, voting and appointment of managers, directors, committees and officers) and other investments in or loans to the Company (including determining the timing and terms of the disposition of any securities, other investment or loan). Subject to its obligations in this Agreement (including Section 5.1(d)), the Managing Member shall have full power and authority and absolute discretion to adopt an annual budget for the Company and operate the Company within that approved budget. Subject to its obligations in this Agreement (including Section 5.1(d)), the Managing Member shall have the right to cause the Company to (i) incur debt for borrowed money and (ii) undertake capital expenditures, in each case to the extent determined by the Managing Member, acting reasonably, to be reasonably necessary or advisable in connection with the operation of the Company’s business. The Company shall be subject to the same internal policies and guidelines as are applicable to the Managing Member and its Affiliates, and shall comply, and shall cause its respective Representatives to comply, at all times with such policies and guidelines. Except as expressly provided otherwise in this Agreement, the Managing Member shall have sole power and authority to act on all matters that require the approval of the Members (so that the approval of the Managing Member will constitute all required Member approval) and no other Member will have any right to vote on such matters and such acts shall be subject only to the approval of the Managing Member (and such approval shall be valid for all purposes of the Delaware Act). Without limiting the foregoing, no Member other than the Managing Member will have any right to vote on (and their consent will not be required for) any merger or consolidation of the Company with or into any other Person or the sale of all or substantially all of the assets of the Company and such acts shall be subject only to the approval of the Managing Member (and such approval shall be valid for all purposes of the Delaware Act).
(b)Operating Committee. The Operating Committee shall meet at least twice every Fiscal Year or on such more frequent schedule as may be otherwise determined by the Managing Member in its sole discretion.
(c)Written Consent. Any action that may be taken by the Managing Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Managing Member.
(d)Actions Requiring Minority Members Approval. Notwithstanding anything herein to the contrary, the Company shall not, and shall not enter into any commitment to (and the Managing Member shall not authorize or permit the Company to), do any of the following without the consent of Minority Members representing a majority of the Minority Units that are not then currently or formerly held by any Bad Leaver, Bad Leaver for Reputation Harm or a Class B-2 Member subject to a B-2 Repurchase Right (the “Minority Member Consent Threshold”):
(i)except as expressly provided in this Agreement or the Purchase Agreement, enter into any Affiliate Agreement other than (x) on terms no less favorable to the Company (treating the Company as operating on a standalone basis) than those that would have been obtained in a comparable transaction entered into with an unaffiliated third party on an arm’s length basis, (y) that do not provide for payments by or to the Company in excess of $[***] in any 12-month period in any individual Affiliate Agreement or $[***] in the aggregate in a 12-month period in respect of all Affiliate Agreements, or (z) the Distribution Agreement substantially in the form set forth as Exhibit 1 and, subject to clause (ii) below, subsequent amendments or modifications to such Distribution Agreement;
(ii)other than on terms no less favorable to the Company (treating the Company as operating on a standalone basis) than those that would have been obtained in a comparable transaction entered into with an unaffiliated third party on an arm’s length basis, amend the Distribution Agreement; provided that (A) in the case of this clause (ii) such consent shall not be unreasonably withheld, conditioned or delayed, (B) during such time that [***] employment with KDP has not been terminated, [***] consent (not to be unreasonably withheld, conditioned or delayed) shall be sufficient to meet the Minority Member Consent Threshold and (C) the parties agree that it shall be reasonable to withhold consent if any such amendment would be reasonably likely to reduce the amount of Adjusted EBITDA used in the calculation of the Company Enterprise Value, the Bad Leaver Reputation Harm Enterprise Value and/or the Bad Leaver Company Enterprise Value;
(iii)issue any New Securities;

(iv)acquire any other Person or the business or substantially all the assets of any Person;
(v)make any change to the tax classification of the Company; or
(vi)make any tax decision (other than the making of an election under Section 754 or 6226 of the Code or as contemplated by Section 4.5(b)) that would reasonably be expected to have a material, adverse and disproportionate effect on the Minority Members (taking into account the availability of Tax Distributions and not treating (x) recovery of Tax basis as opposed to liability for cash Taxes or (y) paying Taxes at different rates as disproportionate consequences).
5.2Expenses; Compensation The Managing Member shall be entitled to reimbursement by the Company for all reasonable out of pocket expenses (including reasonable legal fees and expenses) incurred by it in connection with its service as Managing Member of the Company other than (a) Transaction Expenses and (b) any costs or expenses for which the Managing Member or any of its Affiliates are responsible for pursuant to Section 10.18 of the Purchase Agreement with respect to the transactions contemplated by the Purchase Agreement.
5.3Withdrawal; Replacement. In the event that the then-current Managing Member is unable or unwilling to serve as Managing Member, or withdraws, such then-current or withdrawing Managing Member shall select and designate a successor Managing Member.
5.4Officers.
(a)Designation; Term; Qualifications. The Managing Member may, from time to time, appoint one or more Persons to be officers of the Company. Any officer so appointed shall have authority and perform such duties as the Managing Member may, from time to time, delegate to him or her, and shall be subject to KDP’s Grant of Authority guidelines and its other policies and procedures and any applicable Employment Agreement to which such officer is a party. No officer needs to be a Member. Any individual may hold two or more offices of the Company. No officer may take any action under this Agreement that would be in breach of KDP’s Grant of Authority guidelines or its other policies and procedures.
(b)Each officer shall hold office for the term for which such officer is appointed by the Managing Member and until his or her successor shall be duly appointed and shall qualify, or until his or her death, resignation or removal as provided in this Agreement. In exercising their rights and performing their duties under this Agreement, officers shall have fiduciary duties similar to those of officers of a business corporation organized under the DGCL. Notwithstanding the foregoing, each Minority Member hereby, to the fullest extent permitted by applicable Law, irrevocably waives any claim or cause of action against any officer of the Company that may from time to time arise in respect of a breach by such officer of its fiduciary duties. The individuals set out on Schedule B are hereby appointed as the officers of the Company as of the date of this Agreement, each to hold office until his or her death, resignation or removal as provided in this Agreement.
(c)Removal and Resignation. The Managing Member may remove any officer of the Company as such, with or without cause, at any time. Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. The resignation or removal of an officer who is also a Member shall not affect such individual’s rights as a Member and shall not constitute the withdrawal of a Member.

(d)Vacancies. Any vacancy occurring in any office of the Company may be filled by Managing Member approval in accordance with Section 5.1.
Article VI
RIGHTS AND OBLIGATIONS OF MEMBERS
6.1Limitation of Liability. Except as otherwise provided by the Delaware Act, no Member shall be obligated personally for any debt, obligation or liability of the Company or of any of its Subsidiaries or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its power or management of its business or affairs under the Delaware Act or this Agreement shall not be grounds for imposing personal liability on any Member for any debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise.
6.2Withdrawal; Resignation. No Member shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to Article XI, without the prior written consent of the Managing Member (which consent may be withheld by the Managing Member in its sole discretion) except as otherwise expressly permitted by this Agreement. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.
6.3Lack of Authority. No Member (in its capacity as such) other than the Managing Member has the authority or power to act for or on behalf of the Company and/or any of its Subsidiaries in any manner or way, to bind the Company and/or any of its Subsidiaries, or do any act that would be (or could be construed as) binding on the Company and/or any of its Subsidiaries, in any manner or way, or to make any expenditures on behalf of the Company and/or any of its Subsidiaries, unless such specific authority has been expressly granted to and not revoked from such Member by the Managing Member, and the Members hereby consent to the exercise by the Managing Member of the powers conferred on it by Law and this Agreement.
6.4Exculpation.
(a)Subject to applicable Law, no Member (in its capacity as such) including the Managing Member or any Affiliate of any such Member (in its capacity as such), or any current, former, future, direct or indirect partner, manager, member, shareholder, employee, director, officer, management company, incorporator, successor or agent of any such Member (in each case in its capacity as such) or officer of the Company or the Partnership Representative (each, a “Covered Person”) shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates or successors or assigns for any act or omission performed or omitted by any of them that relates to the Company or any of its Subsidiaries (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including legal counsel as to matters of law, accountants as to matters of accounting, tax advisors as to tax matters, including tax returns, taking tax positions and handling tax controversies and other interaction with governmental entities or authorities with respect to taxes, or investment bankers or appraisers as to matters of valuation), other than (i) liability of a Covered Person for breach of this Agreement by such Covered Person or (ii) by reason of acts or omissions related to the Company which are found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to be the result of such Covered Person’s actual and intentional fraud, gross negligence or willful misconduct. To the maximum extent permitted by Law, the Person bringing a claim against any Covered Person shall bear the burden of establishing a prima facie case that an Covered Person is not entitled to the benefit of the exculpation provisions set forth in this Section 6.4.
(b)To the fullest extent permitted by Law, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, no Member (including the Manager Member), acting in such Person’s capacity as a Member or manager (including in performing any duties or obligations assigned to such Member pursuant to this Agreement), as applicable, shall (i) have any fiduciary or other duties to the Company or any Member other than the duty to comply with the applicable terms and provisions of this Agreement or (ii) be obligated to do or perform any act or thing in connection with the Company and its Subsidiaries not expressly set forth in this Agreement or any other agreement to which such Person is a party.
6.5Indemnification.
(a)Generally. Subject to Section 4.6, the Company hereby agrees to indemnify and hold harmless any Covered Person to the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including reasonable attorney fees or other expenses incurred in investigating or defending against such expenses, losses and liabilities) reasonably incurred or suffered by such Covered Person by reason of (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the business of the Company, or (ii) such Covered Person being or acting in connection with the business of the Company as a Member, an officer or principal of the Company or is or was serving at the request of the Company as a managing member, manager, officer, director, principal, observer or member of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on such Covered Person by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (y) such Covered Person’s conduct did not constitute actual and intentional fraud, gross negligence, willful misconduct or a breach or knowing violation by such Covered Person’s agreements contained herein or in any agreements with the Company or its Subsidiaries, in either case as determined by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Expenses, including reasonable attorneys’ fees and expenses, incurred by any such Covered Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company.
(b)Non-exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Section 6.5 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law, or otherwise. The Managing Member may grant any rights comparable to those set forth in this Section 6.5 to any officer, employee, agent or representative of the Company or such other Persons as it may determine.
(c)Limitation. Notwithstanding anything contained herein to the contrary (including in this Section 6.5), any indemnity by the Company relating to the matters covered in this Section 6.5 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.
(d)Savings Clause. If this Section 6.5 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 6.5 to the fullest extent permitted by any applicable portion of this Section 6.5 that shall not have been invalidated and to the fullest extent permitted by applicable Law.
6.6Title to Company Assets. The assets of the Company shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such the Company’s assets or any portion thereof. Legal title to any or all of the Company’s assets may be held in the name of the Company or one or more nominees, as the Managing Member may determine.
6.7Investment Opportunities; Conflicts of Interest; Non-Compete.
(a)Each of KDP and its Affiliates, including the Managing Member, and their respective Representatives (the “KDP Parties”) has the right to, and shall have no fiduciary duty or other duty (contractual or otherwise) not to, directly or indirectly engage or invest in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, including any business activities or lines of business in competition with or complementary to the Company and its Subsidiaries. None of the Company or any of its Subsidiaries or any Member shall have any rights in or to the business ventures of any KDP Party, or the income or profits derived therefrom. Each of the KDP Parties may do business with any potential or actual customer or supplier of the Company or any of its Subsidiaries. Each of the KDP Parties may employ or otherwise engage any officer or employee of the Company or any of its Subsidiaries. In the event that any KDP Party acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, any of its Subsidiaries, or any other Member, such Person with knowledge of such opportunity shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to the Company, any of its Subsidiaries, any other Member or their respective Affiliates, as the case may be, and, notwithstanding any other provision of this Agreement to the contrary, shall not be liable to the Company, any of its Subsidiaries or any other Member (or their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Person directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, any of its Subsidiaries, or any other Member.
(b)Each Member hereby, to the fullest extent permitted by applicable Law:
(i)confirms that, notwithstanding anything herein to the contrary, the Managing Member and its Affiliates, in his or her capacity as a Managing Member, as the case may be, has no fiduciary or other common law duty to the Company or its Subsidiaries;
(ii)confirms that each of the Managing Member and its Affiliates, in his or her capacity as a Managing Member, as the case may be, has no fiduciary or other common law duty to any Member;

(iii)acknowledges and agrees that, (A) in the event of any conflict of interest between the Company or any of its Subsidiaries, on the one hand, and the Managing Member or any of its Affiliates, on the other hand, subject to its compliance with the express terms of this Agreement, the Managing Member and such Affiliates may act solely in their own best interest and (B) none of the Managing Member nor any of its Affiliates shall be obligated (1) to reveal to the Company or any of its Subsidiaries Confidential Information belonging to or relating to the business of the Managing Member or its Affiliates or (2) to recommend or take any action in its capacity as member or manager of the Company, as the case may be, that prefers the interest of the Company or any of its Subsidiaries over the interest of the Managing Member or any of its Affiliates, as the case may be; and
(iv)irrevocably waives any claim or cause of action against the Managing Member and its Affiliates and any officer, employee, or agent thereof, as the case may be, that may from time to time arise in respect of a breach by any of the Managing Member or its respective Affiliates and or officers, employees or agents thereof, as the case may be, of any duty or obligation disclaimed under Section 6.7 or any other provision of this Agreement.
(c)So long as any Member that is or has been an employee of the Company or any of its Subsidiaries (“Employee Member”) remains employed by the Company, such Employee Member shall, and shall cause each of their Affiliates to, (i) bring all investment or business opportunities to the Company of which any of the foregoing become aware and which they believe are, or may be, within the scope and investment objectives related to the business of the Company or any of its Subsidiaries, which would or may be beneficial to the business of the Company or any of its Subsidiaries, or are otherwise competitive with the business of the Company or any of its Subsidiaries and (ii) without limiting the provisions of any non-competition, non-solicitation, non-disclosure agreements or other written agreements between an Employee Member and the Company or its Subsidiaries, not directly or indirectly engage in any business activity, or provide any services to any entity or individual, or have any direct or indirect ownership interest in any business involved in the manufacture, marketing, distribution or sale of sports nutrition supplements, health supplements, sports beverages and performance enhancement products or any other business activity as approved by the Managing Member in each case to the extent the Company is actively engaged in such business during the Employee Member’s ownership of Units, outside of the Company’s Business. Each Member (including the Managing Member) that is not an Employee Member and such Member’s Affiliates shall have no fiduciary obligations with respect to the Company or to any other Member with respect to any investment or business opportunities of any kind and may engage in whatever activities such Member or other Person may choose, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members, subject to the provisions of any non-competition, non-solicitation, non-disclosure agreements or other written agreements between such Person and the Company or its Subsidiaries.
(d)Each Employee Member hereby acknowledges and agrees that such Employee Member can earn a living without violating the restrictions contained in this Section 6.7. Each Employee Member hereby acknowledges and agrees that the breach by such Employee Member of its covenants and obligations under Section 6.7 or Section 6.8 will cause irreparable harm and significant injury to the Company and its Subsidiaries which could be difficult to limit or quantify. Accordingly, such Employee Member agrees that the Company shall have the right to seek an immediate injunction, specific performance or other equitable relief due to any such breach, without posting any bond therefor, in addition to any other remedies that may be available to the Company or the other Members at Law or in equity.
(e)Neither the alteration, amendment or repeal of Section 6.7 nor the adoption of any provision of this Agreement inconsistent with Section 6.7 shall eliminate or reduce the effect of Section 6.7 in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 6.7, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
6.8Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries, including, but not limited to, Confidential Information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries. Except as otherwise consented to by the Managing Member in writing, each Member (other than the Managing Member) (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency law, its Representatives)) agrees that it will not and will cause its respective Representatives not to, during or after the term of this Agreement and thereafter, whether directly or indirectly (through an Affiliate or otherwise), disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) as is required to be disclosed by order of a court of competent jurisdiction, or by subpoena, summons or legal process, or by law, rule or regulation; provided that the Member required to make such disclosure pursuant to the foregoing clause (i) shall provide to the Company prompt notice of such disclosure; (ii) to fulfill its obligations and exercise or enforce its rights under this Agreement; (iii) to such Member’s Representatives that, in each case, (x) need to know the Confidential Information in connection with any of the foregoing, (y) are informed of such Member’s obligations under this Agreement and (z) are bound by confidentiality obligations substantially similar to such Member’s obligations under this Agreement; provided that such Member shall be responsible for any act or omission by any of its Representatives that would have constituted a breach of this Agreement by such Representative if such Representative had been a party to this Agreement, and the Member shall use best efforts to prevent any of its Representatives who receive Confidential Information from violating the restrictions set forth herein. Each Member shall promptly notify the Company of any violation of the restrictions set forth in this Agreement of which it becomes aware. Each Member and its Representatives acknowledges that the Confidential Information may be material non-public information and that it is aware of, and that it will comply with, applicable United States securities laws. Each Member and its Representatives acknowledges and agrees that such Member’s obligations under this Section 6.8 shall continue for 2 years following termination of such Member’s membership in the Company. For purposes of this Section 6.8, the term “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers, and in each case, who is not bound by a confidentiality obligation, or (y) at the time of disclosure or thereafter becomes available to the public other than as a result of disclosure directly or indirectly by such Person or any of such Person’s Affiliates or Representatives in violation of this Agreement or any other confidentiality agreements of such other Person. Nothing in this Section 6.8 shall in any way limit or otherwise modify any confidentiality covenants entered into by any employee of the Company or its Subsidiaries pursuant to any other agreement entered into with the Company or any of its Subsidiaries.
6.9Non-Disparagement. Without limiting the provisions of any non-competition, non-solicitation, non-disclosure agreements or other written agreements between a Member and the Company or its Subsidiaries, each Member (other than the Managing Member) hereby covenants and agrees, while it is a Member and any time thereafter, that it shall not, directly or indirectly, disparage, criticize, defame, slander or otherwise make any negative statements or communications regarding the Company or its Subsidiaries, the Managing Member or any of their respective Affiliates, including, without limitation, any of their respective past and present Members, investors, officers, managers, directors or employees. The foregoing shall not (a) be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (b) restrict or impede any party from exercising protected rights to the extent that such rights cannot be waived under applicable Law
Article VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION
7.1Records and Accounting.
(a)The Company shall, and shall cause each of its Subsidiaries to, keep, or cause to be kept, complete and accurate books and records of account of the Company and its Subsidiaries keep, or cause to be kept, appropriate books and records with respect to the Company’s business as may be directed by the Managing Member. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Article III and Article IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be reasonably determined by the Managing Member in good faith. Such determination by the Managing Member shall be final and conclusive as to all of the Members absent manifest clerical error; provided that such determination was not otherwise made in breach of the immediately preceding sentence.
(b)In addition to, and without limiting the foregoing, for so long as the Managing Member or any of its Affiliates is required by Law or any generally accepted accounting principles (including GAAP) to consolidate the financial results of the Company into its financial statements, the Company shall provide to the Managing Member and/or any designated Affiliate thereof, reasonably promptly upon request (and, so long as the Managing Member and/or any such designated Affiliate thereof, has timely made such request, within a sufficient period of time so as to allow such party to comply with any Law or accounting requirement applicable to it), any information reasonably requested for the purposes of such consolidation.
7.2Tax Reports. The Company shall use commercially reasonable efforts to deliver or cause to be delivered, to each Person who was a Member at any time during such Fiscal Year (a) prior to March 15 of the following Fiscal Year, an estimate of all information necessary for the preparation of such Person’s United States federal, state and other tax returns, including a copy of such Member’s Schedule K-1, and (b) prior to May 31 of the following Fiscal Year, all information necessary for the preparation of such Person’s United States federal and state income tax returns.
7.3Information Rights.
(a)Promptly upon request, the Company shall, at its sole cost and expense, furnish, or cause to be furnished, to the Managing Member and, so long as such Person is a Member, [***], the Annual Financial Statements and the Quarterly Reports.
(b)Pursuant to Section 18-305(g) of the Delaware Act, each Member’s (other than the Managing Member and its Affiliates) sole rights to receive information regarding the Company and its Subsidiaries and their respective businesses and operations or access to their respective books and records shall be limited to the rights to receive information under Section 7.2 and Section 7.3(a). Notwithstanding anything in this Agreement to the contrary, in no event shall any Member (other than the Managing Member) be entitled to receive any Tax Return or other financial information of KDP or any of its Affiliates (or any copy thereof). The rights of Members (other than the Managing Member) to obtain or access information described in Section 7.2 and Section 7.3(a) are intended to override, and are included herein in lieu of, the terms set forth in Section 18-305 of the Delaware Act.

7.4Financial Statements.The Company shall timely prepare (a) annual audited financial statements, consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year and as of the end of such Fiscal Year, in each case, prepared in accordance with GAAP consistently applied (the “Annual Financial Statements”) within one hundred and 180 days following the expiration of the applicable Fiscal Year, (b) net sales and Adjusted EBITDA amounts for the applicable fiscal quarter within 60 days after the end of the Company’s first three quarters in each Fiscal Year (the “Quarterly Reports”), and (c) and any other additional information as may be requested by the Managing Member.
7.5Independent Auditor. Any audit of the Company’s and its Subsidiaries’ financial statements will be conducted, at the request of the Managing Member, by an independent auditor selected by the Managing Member.
7.6Restriction on Capitalization Information. Except for the Managing Member and, so long as such Person is a Member, [***], each holder of Units agrees that such holder has no right to, and none of the Company, the Managing Member nor any other Member shall have any duty or obligation to disclose to such holder, any information regarding any Units issued to any other Unit holder, including, without limitation, the information set forth on Schedule A and other information regarding the number or amount thereof.

Article VIII
TAX MATTERS
8.1Tax Returns. The Company shall prepare and file all necessary federal, state, local and non-U.S. tax returns, including making the elections described in Section 8.2. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s income tax returns to be prepared and filed.
8.2Tax Decisions. The Taxable Year shall be the Fiscal Year unless the Managing Member shall determine otherwise in accordance with applicable Law or unless required by the Code. The Managing Member shall (i) cause the Company to file an election under Section 754 of the Code and the Treasury Regulations thereunder for the taxable year including the Effective Date and (ii) without limiting any Member’s rights or obligations pursuant to Section 6.08 of the Purchase Agreement or Section 8.3 of this Agreement and subject to Section 5.1(d)(vi) of this Agreement have the authority to make or cause to be made all tax decisions with respect to the Company. Each Member will upon reasonable request supply any information in its possession necessary to give proper effect to any such elections.
8.3Tax Controversies.
(a)The Managing Member (or its designee) shall be the “partnership representative” of the Company for purposes of the Partnership Tax Audit Rules (the “Partnership Representative”). Each Member hereby consents to such designation and agrees that, upon the request of the Managing Member it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. In addition, (i) the Partnership Representative is hereby authorized to (A) designate any other Person selected by the Partnership Representative as the partnership representative or “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3), and (B) take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of the Partnership Representative (or any Person selected by the Partnership Representative) as the “partnership representative;” and (ii) each Member agrees to take such other actions as may be requested by the Partnership Representative to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative is authorized (a) to represent the Company (at the Company’s expense) in connection with all examinations by income tax authorities of the Company’s affairs and any Company related items, including resulting administrative and judicial proceedings, (b) to sign consents and to enter into settlements and other agreements with such authorities with respect to any such examinations or proceedings, (c) to expend Company funds for professional services and costs associated therewith and (d) to take any other action necessary or advisable under the Partnership Tax Audit Rules. Each Member will cooperate with the Partnership Representative and do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of such examinations or proceedings, including providing any information in its possession or which it could obtain without undue cost or expense requested by the Partnership Representative in connection with such proceeding. Subject to the provisions of the Purchase Agreement, the Partnership Representative has sole discretion to determine whether the Company will contest or continue to contest any income tax deficiencies assessed or proposed to be assessed by any income taxing authority on the Company. Subject to the provisions of the Purchase Agreement, the Partnership Representative shall promptly inform the Minority Members of all material tax audits and examinations initiated by any taxing authority with respect to the Company and shall keep the Minority Members reasonably informed of material progress of any examinations, audits or other proceedings and allow the Members a reasonable opportunity to participate therein. The Partnership Representative shall (or the Company shall cause the Partnership Representative to) not resolve, settle, or abandon any material tax audit, examination or other proceeding with respect to the Company which is reasonably expected to result in the imposition of more than a de minimis amount of Taxes owed by the Minority Members the without the prior written consent of the Minority Members, not to be unreasonably withheld, conditioned or delayed.
(b)If the Company incurs an Imputed Underpayment Amount, the Partnership Representative shall determine in its discretion the portion of such Imputed Underpayment Amount attributable to each such Member or former Member (or their respective transferees), and the Managing Member may offset any Distribution (other than a Tax Distribution) or such portion of the Per Unit Redemption Price, the Bad Leaver Per Unit Redemption Price or the Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, to which a Person is otherwise entitled under this Agreement against such attributable amount. The Members shall use commercially reasonable efforts to cooperate with the Partnership Representative, “designated individual” and the Company in making any election under Section 6226 of the Code, including by providing any information reasonably requested by any of them in making such election and ensuring such election is valid, and the portion of any Imputed Underpayment Amount attributed to a former Member as a result of the failure to comply with this Section 8.3(b) shall be treated as an obligation of such Person with respect to both such former Member and such Member Member’s transferee(s), as applicable. The immediately forgoing sentence shall survive the termination, dissolution, liquidation and winding up of the Company, and each Member’s obligations under this Section 8.3(b) shall survive the termination of such Member’s membership in the Company.
(c)The Company agrees (i) to indemnify and hold harmless the Partnership Representative and “designated individual” from and against any and all liability, loss, costs and expense with respect to its capacity as a Partnership Representative and (ii) it will not require the Members to amend any Tax Returns pursuant to Section 6225(c)(2)(A) of the Code or otherwise in connection with the resolution of tax audit, examination or other proceeding.

Article IX
TRANSFER OF UNITS; REPURCHASE OF UNITS
9.1Lock-Up. From the date hereof until the Mandatory Redemption Date, (the “Lock-Up Period”), no Member may Transfer, or cause the Transfer of, any of its Units or other Equity Securities of the Company, or any beneficial interest in such Units or Equity Securities other than (i) pursuant to the repurchase provisions set forth in Section 9.4, or (ii) to a Permitted Transferee (each of (i) and (ii), an “Exempt Transfer”); provided that in the event of any transfer made pursuant to the exemption provided by clause (ii), (a) the transferring Member shall deliver written notice to the Company describing in reasonable detail such Exempt Transfer prior to effecting it and (b) each such Permitted Transferee, prior to the completion of the Exempt Transfer, shall have executed a joinder to this Agreement. Any attempted Transfer in violation of this Section 9.1 shall be deemed null and void for all purposes, and the Company shall not record any such Transfer on its books or treat any purported transferee as the owner of such Units or Equity Securities for any purpose.
9.2Additional Restrictions on Transfer.
(a)No Avoidance of Provisions. No Member shall directly or indirectly (i) permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Member (except to a Permitted Transferee) or (ii) otherwise seek to avoid the provisions, covenants and terms of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Member, in any such case in a manner which would fail to comply with this Article IX if such Member had Transferred Units directly.
(b)No Publicly Traded Partnership. No Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Managing Member (within the meaning of Treasury Regulation Section 1.7704-1(d)), and any such Transfer shall be null and void ab initio, if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)) or could reasonably be expected to cause the Company to be a “publicly traded partnership” within the meaning of Code Section 7704(b) and the Treasury Regulations promulgated thereunder.
9.3Transfer Fees and Expenses. In connection with an Exempt Transfer to a Permitted Transferee pursuant to Section 9.1, the Transferor and Transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.
9.4Unit Repurchases.
(a)Notwithstanding anything to the contrary in this Agreement, any or all Class B-2 Units held by a Class B-2 Member and any Permitted Transferee thereof shall be subject to repurchase by the Minority Members on a pro rata basis (based on the number of Minority Units) at any time prior to the Mandatory Redemption Date, at the election of the Minority Members Representative, in the event that the employment with KDP, the Company or any of their respective Affiliates of such Class B-2 Member terminates for any reason prior to the Mandatory Redemption Date (such repurchase right, the “B-2 Repurchase Right”) at a per Unit purchase price equal to (i) $[***] divided by (ii) the total number of issued and outstanding Units as of the date hereof (the “Per Unit Repurchase Price”). The foregoing B-2 Repurchase Right shall not be applicable to any Class B-2 Units held by [***].

(b)Notwithstanding anything to the contrary in this Agreement, any Units held by a Bad Leaver or a Bad Leaver for Reputation Harm shall be subject to purchase by the Managing Member (or its designee) at any time prior to the Mandatory Redemption Date, in the Managing Member’s sole discretion, in the event that a Bad Leaver Event occurs (such purchase right, the “Bad Leaver Repurchase Right” and, together with the B-2 Repurchase Right, the “Repurchase Rights”) at a per Unit purchase price equal to the Adjusted Bad Leaver Per Unit Redemption Price or the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, as determined on the Mandatory Redemption Date.
(c)The Repurchase Rights shall be exercised by delivery of written notice to the applicable Class B-2 Member or Bad Leaver or Bad Leaver for Reputation Harm setting forth the number of Units to be repurchased from such Class B-2 Member, such Bad Leaver or such Bad Leaver for Reputation Harm and the time and place for the closing of the repurchase (a “Repurchase Notice”). The closing of the repurchase of Class B-2 Units or Units, as applicable, pursuant to the Repurchase Rights shall take place on the date designated by the Minority Members Representative or the Managing Member, as applicable, in the Repurchase Notice, which date may be at any time, or such other date as may be agreed by the Minority Members Representative or the Managing Member, as applicable, and the applicable Class B-2 Member or Bad Leaver or Bad Leaver for Reputation Harm (the “Repurchase Date”). On the applicable Repurchase Date, (i) each Class B-2 Unit that is subject to the Repurchase Rights shall be automatically, and without any further action of any Person, repurchased by the Minority Members on a pro rata basis based on the number of Minority Units at the Per Unit Repurchase Price, and the holders of such Class B-2 Units shall cease to be a Member with respect to such Class B-2 Units so repurchased, (ii) each Unit held by a Bad Leaver that is subject to the Repurchase Rights shall be automatically, and without any further action of any Person, purchased by the Managing Member (or its designee) at the Adjusted Bad Leaver Per Unit Redemption Price, and the Bad Leaver shall cease to be a Member with respect to such Units so purchased, and (iii) each Unit held by a Bad Leaver for Reputation Harm that is subject to the Repurchase Rights shall be automatically, and without any further action of any Person, purchased by the Managing Member (or its designee) at the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price, and the Bad Leaver for Reputation Harm shall cease to be a Member with respect to such Units so purchased. The Minority Members (on a pro rata basis based on the number of Minority Units) or the Managing Member, as applicable, may satisfy the payment obligations to the Class B-2 Member or Bad Leaver or Bad Leaver for Reputation Harm, as applicable, contemplated by this Section 9.4, by issuance of a note to the applicable Class B-2 Member or Bad Leaver or Bad Leaver for Reputation Harm, which note shall (i) not incur interest and (ii) shall mature and become payable on the Mandatory Redemption Date. For the avoidance of doubt, the note issuable in connection with the Bad Leaver Repurchase Right need not reference a specific dollar value for the Units subject thereto and may reference as consideration for such Units the Adjusted Bad Leaver Per Unit Redemption Price or the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, as such amount will be calculated in connection with the Mandatory Redemption.
Article X
MANDATORY REDEMPTION
10.1Mandatory Redemption.
(a)Mandatory Redemption. No later than [***] days following the date on which KDP’s annual consolidated financial statements for fiscal year 2027 are reported (such date, the “Mandatory Redemption Date”), the Managing Member shall purchase, or cause to be purchased by an Affiliate thereof (including the Company, if the Managing Member so elects) (the “Mandatory Redemption Purchaser”), from the Minority Members, and each of the Minority Members shall sell or cause to be sold to the Mandatory Redemption Purchaser, each of the

Minority Units held by such Minority Member at the (i) Adjusted Per Unit Redemption Price (with respect to Minority Units held by a Minority Member who is not subject to a Bad Leaver Event), (ii) Adjusted Bad Leaver Per Unit Redemption Price (with respect to Minority Units held by a Minority Member who is subject to a Bad Leaver Event other than due to a Reputation Harm (such Minority Member, a “Bad Leaver”)) or (iii) Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price (with respect to Minority Units held by a Minority Member who is subject to a Bad Leaver Event due to a Reputation Harm (such Minority Member, a “Bad Leaver for Reputation Harm”), as applicable (the “Mandatory Redemption”).
(b)Conversion and Payment. On the Mandatory Redemption Date:
(i)each Minority Unit subject to the Mandatory Redemption shall be automatically cancelled and converted into the right to receive an amount in cash equal to the Adjusted Per Unit Redemption Price (for each Minority Unit not held by a Bad Leaver or Bad Leaver for Reputation Harm), the Adjusted Bad Leaver Per Unit Redemption Price (for each Minority Unit held by a Bad Leaver) or the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price (for each Minority Unit held by a Bad Leaver for Reputation Harm) as applicable, without any further action by any Person, and holders of such Minority Units shall cease to be Members of the Company with respect to such Minority Units. Any disagreement regarding the Adjusted Per Unit Redemption Price, the Adjusted Bad Leaver Per Unit Redemption Price or the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, shall be determined following the Mandatory Redemption Date in accordance with Section 10.2; and
(ii)the Mandatory Redemption Purchaser shall pay, or cause to be paid (including payment to the Paying Agent, for further distribution to the Minority Members in accordance with the Minority Members Representative’s instructions), an amount in cash (without interest) equal to the product of (i) (A) the Adjusted Per Unit Redemption Price multiplied by (B) the number of Minority Units held by Minority Members that are not a Bad Leaver, (ii) (A) the Adjusted Bad Leaver Per Unit Redemption Price multiplied by (B) the number of Minority Units held by Minority Members that are a Bad Leaver and (iii) (A) the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price multiplied by (B) the number of Minority Units held by Minority Members that are a Bad Leaver for Reputation Harm. Each Minority Member shall reasonably cooperate with the Managing Member in connection with the Mandatory Redemption, including by providing its wire transfer information promptly.
(c)Right to Set-Off. With respect to any claims made by an Indemnified Party (as defined in the Purchase Agreement) pursuant to Section 9.02 of the Purchase Agreement, the Mandatory Redemption Purchaser shall have the right to set-off the aggregate amount of Losses (as defined in the Purchase Agreement) in respect of such claims (whether or not such claims and amount of Losses in respect thereof have been finally determined pursuant to Article IX of the Purchase Agreement) against the aggregate Adjusted Per Unit Redemption Price and/or the Adjusted Bad Leaver Per Unit Redemption Price and/or the Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, payable to the Minority Members pursuant to the Mandatory Redemption, on a pro rata basis against such Minority Member based on such Minority Seller’s applicable Indemnity Percentage Allocation (as defined in the Purchase Agreement). Without limitation to the foregoing, the aggregate amount of any such Losses (as defined in the Purchase Agreement) in respect of Pending Claims (as defined in the Purchase Agreement) shall be paid by the Mandatory Redemption Purchaser on or promptly following the Mandatory Redemption Date to the Escrow Agent to be held in escrow pending the final determination thereof pursuant to Article IX of the Purchase Agreement and such amount will be distributed by the Escrow Agent to the Mandatory Redemption Purchaser and/or the

Minority Sellers upon and in accordance with such final determination and the applicable provisions of the Purchase Agreement.
(d)Deferred Payments Adjustment. Without limitation to the foregoing, the maximum amount payable under or pursuant to the Deferred Payments shall be paid by the Mandatory Redemption Purchaser on or promptly following the Mandatory Redemption Date to the Escrow Agent to be held in escrow pending the final determination of all such Deferred Payments. Upon the final determination of all Deferred Payments, the Escrow Agent shall release (i) to the Managing Member, the amount of the Deferred Payments actually paid and (ii) to the Minority Members, the difference between the amounts held in escrow in respect of such Deferred Payments and the amount paid to the Managing Member pursuant to the foregoing clause (i).
(e)All sales and transfer Taxes, recording charges and similar Taxes, fees or charges (including any interest, penalties or additions thereto, “Transfer Taxes”) imposed as a result of the Mandatory Redemption, shall be borne and paid 50% by the Mandatory Redemption Purchaser and 50% by the Minority Members based on each such Minority Member’s Percentage Sharing Interest. The Minority Members and Mandatory Redemption Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith. If any Transfer Tax is not permitted to be paid by the Person responsible therefor pursuant to this Section 10.1(e), the Person responsible under applicable Law for paying such Transfer Tax shall pay such Transfer Tax, subject to reimbursement by the other Member or Members, as applicable, including, at the election of the Managing Member, by offset to amounts payable pursuant to the Mandatory Redemption.
(f)Notwithstanding anything in this Section 10.1 to the contrary,
(i)if the Mandatory Redemption would otherwise result in (A) a Mandatory Redemption Enterprise Value amount calculated in accordance with Schedule C of less than $[***] and (B) [***] and its Permitted Transferees receiving less than $[***] (the “[***] Preferred Amount”) in the aggregate for the sale of [***] Units at the Mandatory Redemption (such [***] Units, the “[***] Special Units”) at the applicable Adjusted Per Unit Redemption Price, Adjusted Bad Leaver Per Unit Redemption Price and/or Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price, then any amounts that would otherwise be paid to the Other Minority Members (as defined below) at the Mandatory Redemption shall be reduced by an amount equal to the amount by which the [***] Preferred Amount exceeds the product of (1) the number of [***] Special Units and (2) the applicable Adjusted Per Unit Redemption Price, Adjusted Bad Leaver Per Unit Redemption Price and/or Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price (such excess, the “[***] Deficit Amount”) and such amount shall instead be paid to [***] and its Permitted Transferees (with each dollar of the [***] Deficit Amount to be funded by the Other Minority Members based on their respective OMM Percentage); and
(ii)if the Mandatory Redemption would otherwise result in (A) a Mandatory Redemption Enterprise Value amount calculated in accordance with Schedule C of more than $[***] and (B) [***] and its Permitted Transferees receiving in excess of the [***] Preferred Amount in respect of the [***] Special Units at the applicable Adjusted Per Unit Redemption Price, Adjusted Bad Leaver Per Unit Redemption Price and/or Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price then (1) the applicable Adjusted Per Unit Redemption Price, Adjusted Bad Leaver Per Unit Redemption Price and/or Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price for the sale in the Mandatory Redemption of the

[***] Special Units by [***] and its Permitted Transferees shall be reduced to result in an aggregate payment to [***] and its Permitted Transferees of the [***] Preferred Amount and (B) the amount, if any, by which the payment in respect of the [***] Special Units pursuant to the foregoing clause (ii)(A) is reduced (the “[***] Reallocated Amount”) shall instead be paid to the other Minority Members other than [***] and its Permitted Transferees (the “Other Minority Members”) (with each dollar of the [***] Reallocated Amount split on the basis of each Other Minority Member’s OMM Percentage).
(iii)For purposes of the foregoing clauses (f)(i) and (f)(ii), the “OMM Percentage” shall be calculated by dividing (x) the aggregate total amount of consideration payable in exchange for such Other Minority Member’s Units (at the applicable Adjusted Per Unit Redemption Price, Adjusted Bad Leaver Per Unit Redemption Price and/or Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price) by (y) the aggregate total amount of consideration payable in exchange for all Other Minority Members’ Units (at the applicable Adjusted Per Unit Redemption Price, Adjusted Bad Leaver Per Unit Redemption Price and/or Adjusted Bad Leaver for Reputation Harm Per Unit Redemption Price). For the avoidance of doubt, nothing in the foregoing clauses (f)(i) or (f)(ii) shall increase the aggregate amount otherwise payable by the Managing Member in connection with the Mandatory Redemption.
10.2Disputes.
(a)Within [***] days following the Mandatory Redemption Date, the Mandatory Redemption Purchaser shall prepare (or cause to be prepared) and deliver (or cause to be delivered) to the Minority Members Representative a statement setting forth a good faith calculation of the Per Unit Redemption Price, the Bad Leaver Per Unit Redemption Price and the Bad Leaver for Reputation Harm Per Unit Redemption Price (such statement, the “Redemption Price Calculation”).
(b)If the Members holding a majority of the Minority Units disagree with the Redemption Price Calculation, the Minority Members Representative may, within [***] days after receipt of the Redemption Price Calculation (the “Review Period”), deliver a written notice (a “Dispute Notice”) setting forth its good faith calculation of each disputed amount (an “Item of Dispute”) (and any calculation or amount in the Redemption Price Calculation that is not an Item of Dispute shall be conclusive and binding upon the Mandatory Redemption Purchaser, the Minority Members Representative and the Minority Members). During the Review Period, the Minority Members Representative shall have reasonable access to books and records of the Company and its Subsidiaries reasonably requested by the Minority Members Representative related to and required to review the Redemption Price Calculation. If no Dispute Notice is delivered to the Mandatory Redemption Purchaser during the Review Period, the Redemption Price Calculation shall be conclusive and binding upon the Mandatory Redemption Purchaser, the Minority Members Representative and the Minority Members. If a Dispute Notice is delivered to the Mandatory Redemption Purchaser during the Review Period, the Mandatory Redemption Purchaser and the Minority Members Representative shall use good faith efforts to resolve each Item of Dispute set forth in the Dispute Notice and, if any Item of Dispute is so resolved, the Redemption Price Calculations shall be modified to the extent necessary to reflect such resolution.
(c)If any Item of Dispute set forth in the Dispute Notice remains unresolved as of the 20th day after delivery by the Minority Members Representative of a Dispute Notice, Mandatory Redemption Purchaser and Minority Members Representative shall jointly retain [***] or if [***] is unable or unwilling to serve in such role, another nationally recognized accounting or consulting firm upon which the Mandatory Redemption Purchaser and Minority Members’ Representative mutually agree (the “Accounting Firm”) to resolve such remaining disagreement. The Mandatory Redemption Purchaser and Minority Members Representative

shall instruct that the Accounting Firm render a determination as to each unresolved Item of Dispute within 30 days after its retention, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and include a certification that it reached such determination in accordance with this Agreement, including the definitions set forth herein. The Mandatory Redemption Purchaser and the Minority Members Representative shall furnish to the Accounting Firm their respective calculation with respect to each Item of Dispute together with documents and information directly related to each Item of Dispute as the Accounting Firm may require and are available to that party. Any submissions to the Accounting Firm must be written and delivered concurrently to each of the Mandatory Redemption Purchaser and the Minority Members Representative. The Mandatory Redemption Purchaser, the Minority Members Representative, the Company and its Subsidiaries and their respective Representatives shall reasonably cooperate with the Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable. The Federal Rules of Evidence Rule 408 shall apply with respect to any communications and other correspondence during the Review Period and any subsequent communications related to the Redemption Price Calculation or the Dispute Notice. The Accounting Firm shall consider only those items and amounts that are an Item of Dispute and that remain unresolved by the Mandatory Redemption Purchaser and the Minority Members Representative, and shall act as an expert and not as an arbitrator. None of the Mandatory Redemption Purchaser, the Minority Members Representative or any of their respective Affiliates or Representatives (including the Minority Members) shall have any ex parte conversations or meetings with the Accounting Firm in connection with any dispute submitted to the Accounting Firm without the prior written consent of the Mandatory Redemption Purchaser and the Minority Members Representative. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either the Mandatory Redemption Purchaser and the Minority Members Representative or less than the smallest value for such item claimed by either the Mandatory Redemption Purchaser and the Minority Members Representative. The Accounting Firm’s determination(s) shall be made in accordance with the applicable definitions included in this Agreement. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 10.2 and shall be conclusive and binding upon the Mandatory Redemption Purchaser, the Minority Members Representative and the Minority Members absent manifest error or fraud. The Accounting Firm shall allocate its fees, costs and expenses between the Mandatory Redemption Purchaser, on the one hand, and the Minority Members Representative on behalf of the Minority Members, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such party bears to the amount actually contested by such party. For example, if the Mandatory Redemption Purchaser claims that the Redemption Price Calculation is, in the aggregate, $1,000 less than the amount determined by the Minority Members Representative, and if the Accounting Firm ultimately resolves the dispute by awarding to Mandatory Redemption Purchaser an aggregate of $700 of the $1,000 contested, then the costs and expenses of the Accounting Firm will be allocated 30% to the Mandatory Redemption Purchaser and 70% to the Minority Members Representative on behalf of the Minority Members. Except as provided in the immediately preceding sentences, all other costs and expenses incurred by the parties in connection with resolving any dispute before the Accounting firm shall be borne by the party incurring such cost and expense.
(d)Notwithstanding anything to the contrary herein, in the event of a dispute regarding the Per Unit Redemption Price, the Bad Leaver Per Unit Redemption Price or the Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable, or otherwise in connection with the Mandatory Redemption, the Minority Members shall in no event have the right to withhold any of the Minority Units to be transferred pursuant to the Mandatory Redemption and the Minority Members’ sole recourse shall be a claim for monetary damages in respect of such dispute. This Section 10.2 shall be the sole dispute mechanism available to the Minority Members in respect to any claim relating to any error in the calculation of the Per Unit

Redemption Price, the Bad Leaver Per Unit Redemption Price or the Bad Leaver for Reputation Harm Per Unit Redemption Price.
10.3Operation of the Business. Subject to Section 5.1(d), the Managing Member shall have the right to conduct the business of the Company in its sole discretion; provided that the Managing Member shall, and shall cause the Company to, act in good faith with respect to the operation of its business. Without limitation of the obligations of the Managing Member set forth in this Section 10.3, the Managing Member shall not be obligated to, and shall not be obligated to cause the Company to, conduct the business of the Company and its Subsidiaries to maximize the Per Unit Redemption Price and/or the Bad Leaver Per Unit Redemption Price and/or the Bad Leaver for Reputation Harm Per Unit Redemption Price, as applicable. Subject to Section 4.1, the Managing Member shall have complete and full control of and access to the cash of the Company and its Subsidiaries, and shall be permitted to distribute all or any of such cash to solely to the Class A Members without making any corresponding pro rata distribution in respect of the Minority Units. For the avoidance of doubt, nothing in this Agreement shall restrict the Company from entering into any arms-length transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) of any kind whatsoever.
Article XI
DISSOLUTION AND LIQUIDATION
11.1Dissolution.
(a)The Company shall be dissolved and its affairs wound up the first of the following to occur:
(i)a determination by the Managing Member to dissolve the Company;
(ii)any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Delaware Act; or
(iii)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; provided that, notwithstanding anything contained herein to the contrary, no Member (other than the Managing Member) shall make an application for the dissolution of the Company pursuant to Section 18-802 of the Delaware Act without the consent of the Managing Member.
The Members hereby agree that, notwithstanding any provision of the Delaware Act, the Company shall not dissolve as long as obligations remain outstanding in respect of the Mandatory Redemption.
(b)Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.2 and the Certificate of Formation shall have been cancelled.
(c)An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.
11.2Liquidation. On the dissolution of the Company:

(a)all debts, liabilities and obligations of the Company shall be paid, satisfied or discharged or adequate provision for the payment and discharge thereof shall otherwise be made; and
(b)after payment or provision for payment of all of the Company’s debts, liabilities and obligations has been made in accordance with Section 11.1(a), all remaining assets of the Company shall be distributed to the Members pro rata based on their respective Percentage Sharing Interest.
11.3Certificate of Cancellation. Upon completion of the distribution of Company assets in accordance with Section 11.2, the Company and this Agreement shall terminate upon the filing of a certificate of cancellation of the Company in accordance with Section 18-203 of the Delaware Act. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 11.3.
11.4Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 in order to minimize any losses otherwise attendant upon such winding up.
Article XII
VALUATION
12.1Valuation of Equity Securities. With respect to any other provision of this Agreement (other than Section 11.2(b)), the “Fair Market Value” of any Equity Securities shall be equal to the fair value thereof as of the date of valuation as determined by the Managing Member in good faith on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all relevant factors determinative of value; provided that with respect to the issuance of any Unit, such determination shall be made without discount for minority interest or lack of marketability.
12.2Valuation of Other Assets and Securities. The Fair Market Value of any other securities issued by the Company, or any other non-cash assets or securities for which “Fair Market Value” is to be determined hereunder, shall mean the fair value for such assets or securities as of the date of valuation as reasonably determined by the Managing Member in good faith on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all relevant factors determinative of value (and giving effect to any Transfer Taxes payable or discounts in connection with such sale); provided that no deduction, discount or other subtraction shall be made whatsoever for the possible minority status of the holder of such security or for any lack of marketability of such security or any restrictions on the transfer thereof.
Article XIII
GENERAL PROVISIONS
13.1Power of Attorney. Each Member hereby constitutes and appoints the Managing Member, with full power of substitution, as his, her, or its true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, acting reasonably, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement adopted in accordance with its terms; (c) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; (d) all instruments relating to the admission, withdrawal or substitution of any Member; (e) all documents and instruments which the Managing Member deems appropriate or necessary to effect the transfer of the Minority Units at the Mandatory Redemption Date pursuant to the Mandatory Redemption under Section 10.1; and (f) all documents and instruments which are necessary to effect the transfer of Units at the Repurchase Date pursuant to the Repurchase Rights under Section 9.4. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives. Notwithstanding the foregoing, nothing in this Section 13.1 shall be deemed to be a grant of a power-of-attorney by [***] to execute any document, certification or similar instrument in the name of [***].
13.2Amendments. This Agreement may be amended, modified, or supplemented by the Managing Member and any provision, covenant and term hereto terminated or waived by the Managing Member; provided that if any such amendment, modification or waiver would (a) materially adversely and disproportionately affect the Minority Members in a manner different than a Class A Member or (b) make any material changes to Sections 3.2, 4.1, 4.6, 5.1(d), 6.5, 8.3, 9.4, 10.1, 13.2 or Schedule G (or any definitions that would substantively change such sections even if such terms are defined elsewhere in this Agreement), then such amendment, modification or waiver shall also require the approval of the Minority Members representing a majority of the Minority Units that are not then currently or formerly held by any Bad Leaver or Bad Leaver for Reputation Harm.

13.3Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damages to the Company or the Members, if any of them or any Transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations herein imposed on them and that, in the event of any such failure, the Company or the Members may not have an adequate remedy at Law or in damages. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond or other security, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law.
13.4Successors and Assigns. Except as otherwise provided herein, all provisions, covenants, and terms contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign this Agreement or any of its rights or interests, or delegate any of its obligations, hereunder without the prior written consent of the Managing Member; provided that the Managing Member may assign any of its respective rights and obligations hereunder to any of its respective Affiliates, it being acknowledged and agreed that any such assignment will not relieve the Managing Member of its obligations under this Agreement.
13.5Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions hereunder are not affected in a manner adverse in any material respect to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify or replace such term or provision so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law so long as the economic and legal substance of the transactions hereunder are not affected in a manner adverse in any material respect to any party.
13.6Counterparts; Binding Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or .pdf or Docusign, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
13.7Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
13.8Consent to Jurisdiction; WAIVER OF JURY TRIAL. Any action arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), the transactions hereunder or the legal relationship of the parties (whether at law or in equity, whether in contract or in tort or otherwise), including an action based upon fraud, shall be brought or otherwise commenced exclusively in a state or federal court located in the State of Delaware. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 13.9 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 13.8. Each party: (a) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such action; (b) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action has been brought in an inconvenient forum, that the venue of such action is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) agrees that it will not bring any such action in any court other than a state or federal court located in the State of Delaware. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS HEREUNDER, WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.
13.9Notices; Address. All notices, requests, consents, waivers and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, mailed by prepaid first class certified mail, return receipt requested, electronic mail, or mailed by prepaid overnight courier, to the Company (or the Managing Member) at the following address:
(a)if to the Company (or the Managing Member):
The American Bottling Company
c/o Keurig Dr Pepper
6425 Hall of Fame Lane
Frisco, Texas 75034
Email: anthony.shoemaker@kdrp.com
Attention: Anthony Shoemaker, General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Email: kspoerri@cgsh.com, msaliba@cgsh.com
Attention: Kimberly Spoerri; Michael Saliba

(b)if to the Minority Members Representative:
[***]
400 North State Street
Chicago, Illinois 60654
Email: [***]

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
333 South Grand Avenue
Los Angeles, California 90071
Email: evadavis@winston.com; bmace@winston.com
Attention: Eva H. Davis; Brendan Mace

(c)if to any Member to the address set forth opposite such Member’s name on Schedule A.
13.10Creditors. None of the provisions, covenants and terms of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Company’s Profits, Losses, Distributions, capital or property other than as a secured creditor (to the extent provided in the applicable agreements and instruments).

13.11Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
13.12Waivers. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
13.13Entire Agreement. This Agreement, including the Schedules and the documents referred to herein, and the Purchase Agreement, constitute the entire agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
13.14Survival. Article VI, Article IX, Section 10.1, Sections 13.1 through 13.4, Section 13.7, Section 13.8, Section 13.13, this Section 13.14 and Schedule G and shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.
*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed on their behalf, this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.
COMPANY:
GHOST LIFESTYLE LLC
By:     /s/ Justin Whitmore
Name: Justin Whitmore
Its: Chief Strategy Officer

Signature Page to Second Amended and Restated Limited Liability Company Agreement

MEMBER:
[***]
Signature Page to Second Amended and Restated Limited Liability Company Agreement

Schedule A
Members
[***]

Schedule B
Officers
[***]

Schedule C
Mandatory Redemption Enterprise Value Calculation
[***]

Schedule D
Accounting Principles
[***]

Schedule E
Sample Company EV Statement
[***]

Schedule F
Minority Member Entities
[***]

Schedule G
Mandatory Redemption Price Calculation
[***]

Exhibit 1
Distribution Agreement
[***]